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As filed with the Securities and Exchange Commission on May 20, 2004

Registration No. 333-114613

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

IMAGEWARE SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

California	33-0224167
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10883 Thornmint Road
San Diego, CA 92127
(858) 673-8600
(Address, including zip code, and Telephone Number, including area code, of Registrant's Principal Executive Offices)

S. James Miller, Jr., Chief Executive Officer
ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127
(858) 673-8600
(Name, Address, including zip code, and Telephone Number, including area code, of Agent for Service)

Copies to:

Steven M. Przesmicki, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The security holders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 20, 2004.

PROSPECTUS

2,447,976 Shares

Common Stock

        This prospectus relates to the offer and sale, from time to time, of up to 2,447,976 shares of our common stock by the selling security holders listed in the section beginning on page 7 of this prospectus as follows:

  •
  1,818,332 shares that are currently outstanding and 629,644 shares issuable upon the exercise of warrants issued in connection with financings we completed in March 2003 and January 2004.

        These shares may be offered from time to time by the selling security holders through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares by the selling security holders. The selling security holders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

        Our common stock is listed on the American Stock Exchange under the symbol "IW." On May 19, 2004, the last sale price of one share of our common stock on the American Stock Exchange was $2.14 per share.

Investing in our common stock involves risks.
See "Risk Factors" beginning on page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

i

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling security holders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. In this prospectus, "ImageWare," "we," "us" and "our" refer to ImageWare Systems, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.

WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at http://www.sec.gov, a website maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        Our Common Stock is listed on the American Stock Exchange. Reports and other information concerning the Company may also be inspected at the offices of the AMEX, 86 Trinity Place, Seventh Floor, New York, NY 10006 or on the AMEX website at http://www.amex.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any such information so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

        We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended until the offering of securities by this prospectus is completed.

  •
  Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2003;

  •
  Current Report on Form 8-K, filed with the SEC on February 9, 2004;

  •
  Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2004; and

  •
  The description of our Common Stock which is contained in the Company's Registration Statement on Form 8-A filed on March 21, 2000, including any amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

  ImageWare Systems, Inc.
  10883 Thornmint Road
  San Diego, CA 92127
  Attn: Corporate Secretary
  (858) 673-8600

ii

IMAGEWARE SYSTEMS, INC.

        We utilize our digital imaging technology to provide stand alone, networked and web-based software solutions for secure credentials, biometrics, law enforcement and professional photography. Our secure credential solutions enable the development of secure IDs & credentials, driver's licenses, passports, national IDs, access control products, and custom, biometric-based solutions for the aviation, transportation, government, education and private sectors. Our law enforcement/public safety solutions provide comprehensive digital mugshot, booking, facial recognition, data sharing composite sketching and investigative technologies for federal, state and local government/law enforcement agencies. Our professional photography solutions provide stand alone and Web-based technology to capture, enhance, manage and print digital images for professional photographers, photography studios and photo labs.

        Our law enforcement solutions group provides solutions which enable agencies to quickly capture, archive, search, retrieve, and share digital photographs and criminal history records on a stand alone, networked, wireless or web-based platform. We develop, sell and support a suite of modular software products used by law enforcement and public safety agencies to create and manage criminal history records and to investigate crime. Our C.R.I.M.E.S. system consists of seven software modules: Crime Capture System (consisting of the Capture Module and the Retrieval Module), which provides a criminal booking system and related database; Face ID, which uses biometric facial recognition to identify suspects; Suspect ID, which facilitates the creation of full-color, photo-realistic suspect composites; Crime Lab, which allows officers to enhance and edit digital images; and Vehicle ID, which helps officers identify motor vehicles stolen or involved in a crime. In addition, we offer Crime Web, which provides access to centrally stored records over the Internet in a connected or wireless fashion, Pocket CCS which enables access to centrally stored records while in the field on a handheld Pocket PC compatible device, and central repository services which allows for inter-agency data sharing on a local, regional, and/or national level.

        Our ID solutions group provides solutions that empower customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. Our sales in the digital identification market were developed through our acquisitions of ITC, Goddard and G & A (discussed below). Our products in this market consist of EpiSuite, EpiWeb, EpiWeb Enterprise, Identifier for Windows, ID Card Maker, Winbadge NT and Winbadge Aviation. These products allow for the production of digital identification cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.

        Our Digital Photography group produces a suite of software for the professional photography market. The software allows professional photographers to digitally capture images, manipulate them to create a custom package or layout, then store the images with an associated database. They can then print the digital images themselves or send them via the Internet or CD to a professional lab for processing. Our products include PC Pro, PC Event, PDI School Days+, PDI Studio, PDI Pro Lab and PDI Green Screen. Our customers use the software products in a wide variety of ways including retail studio environments, on-location event photography and "picture day" at schools and day care centers. Our software products are sold through a dealer network and directly to major accounts. The PDI group also operates an e-commerce service, Picturemore.com, used by professional photographers to allow their customers to order re-prints and various service items. Our sales in the digital photography market were developed as a result of our acquisition of Castleworks and E-Focus West in August, 2001.

        The terrorist attacks on September 11, 2001 impacted all three of our business segments. The law enforcement and digital identification markets, although seen as markets which would ultimately benefit from increased spending on security, were negatively impacted in 2002 by the tendency for the delay in purchasing decisions, awaiting guidance and funding from the government. The attacks slowed the economy in general which had a negative impact on our professional photography segment. As we recognized the impact September 11 was having on our markets we continued our efforts to reduce costs through continued consolidation of our businesses and cost reduction. In early 2002 we closed our Massachusetts offices and moved the digital ID operations that were housed in that facility into our South Carolina offices. In late 2002 we closed our Costa Mesa, California facility which housed our professional photography systems business and moved those operations into our facility in San Diego, California.

        On November 14, 2003, we announced a private placement of securities consisting of separate private transactions pursuant to separate purchase agreements. On November 24, 2003, we completed this private placement, which involved the sale of units consisting of one share of our common stock and a warrant to purchase 0.20 shares of our common stock. Each unit was priced at $1.72. The warrants have a five-year term and an exercise price of $2.58 per share. As a result of these transactions, we issued an aggregate of approximately 4,070,000 new shares of common stock and warrants to purchase up to approximately 814,000 shares of common stock. In connection with these transactions, we also issued to certain placement agents warrants to purchase an additional approximately 407,000 shares of common stock. We raised approximately $7 million from the private placement, approximately $4.5 million of which was used to retire our outstanding 12.5% convertible secured debt. On April 14, 2004, the Securities and Exchange Commission declared effective our registration statement (File Number 333-111842) covering the shares of common stock issued pursuant to the private placement and the shares of common stock issuable upon exercise of the warrants issued in connection with the private placement. As a result, participants in the private placement may also offer up to 7,450,265 shares of our common stock pursuant to that registration statement.

        On January 29, 2004, we completed another private placement, which involved the sale of units consisting of one share of common stock and a warrant to purchase 0.20 shares of common stock. Each unit was priced at $3.65. The warrants, which are first exercisable six-months after the closing date, have a five-year term and an exercise price of $5.48 per share. As a result of this transaction, we issued an aggregate of approximately 1,818,000 new shares of common stock and warrants to purchase up to approximately 364,000 shares of common stock. In connection with this transaction, we also issued to certain placement agents warrants to purchase an additional approximately 199,000 shares of common stock. We raised approximately $6.6 million from the private placement, and expect to use the net proceeds for working capital.

        As of March 31, 2004, there were 11,799,848 shares of our common stock outstanding. There were also 249,400 shares of our Series B Preferred Stock outstanding, which were convertible into 47,280 shares of common stock. In addition, as of March 31, 2004, we had the following warrants outstanding: (i) warrants issued in connection with our initial public offering to purchase an aggregate of 1,981,050 shares of common stock at an exercise price per share of $12.00; and (ii) warrants to purchase 4,340,361 shares of common stock at various exercise prices ranging from $2.11 to $16.46, with a weighted average exercise price of $4.01 per share.

        Our principal executive offices are located at 10883 Thornmint Road, San Diego, CA 92127. Our telephone number is (858) 673-8600.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes. Except for historical information, the information in this prospectus contains "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

WE HAVE A HISTORY OF SIGNIFICANT RECURRING LOSSES TOTALLING APPROXIMATELY $48.5 MILLION, AND THESE LOSSES MAY CONTINUE IN THE FUTURE.

        As of March 31, 2004, we had an accumulated deficit of $48.5 million, and these losses may continue in the future. We may need to raise capital to cover these losses, and financing may not be available to us on favorable terms. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability and may never achieve profitability.

THE HOLDERS OF OUR PREFERRED STOCK HAVE CERTAIN RIGHTS AND PRIVILEGES THAT ARE SENIOR TO THE COMMON STOCK AND WE MAY ISSUE ADDITIONAL SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET VALUE OF THE COMMON STOCK.

        Our Board of Directors has the authority to issue a total of up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common shareholders, without any further vote or action by you and the other common shareholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ImageWare. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued, and, may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock.

        The provisions of our outstanding Series B Preferred Stock prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of ImageWare's business, the holders of the Series B Preferred Stock will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends.

        Pursuant to the terms of our Series B Preferred Stock we are obligated to pay cumulative cash dividends on shares of Series B Preferred Stock from legally available funds at the annual rate of $0.2125 per share, payable in two semi-annual installments of $0.10625 each, which cumulative dividends must be paid prior to payment of any dividend on our Common Stock. As of March 31, 2004, the Company had cumulative undeclared dividends of approximately $22,000.

WE DEPEND UPON A SMALL NUMBER OF LARGE SYSTEM SALES RANGING FROM $300,000 TO IN EXCESS OF $1,000,000, AND WE MAY FAIL TO ACHIEVE ONE OR MORE LARGE SYSTEM SALES IN THE FUTURE.

        In the past three years we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $300,000 to in excess of $1,000,000. As a result, if we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

OUR RELIANCE ON SINGLE SOURCE SUPPLIERS COULD DELAY PRODUCT SHIPMENTS.

        We purchase printers, cameras and custom consumable products (printer ribbons and card materials) which we resell to our customers. There are a number of suppliers that sell these items; however, in some cases these are purchased from a single supplier due to price, quality, technology or customer requirements. If we are unable to purchase sufficient quantities of these products on acceptable terms or experience significant delays or quality issues in the delivery of these products and must find a new supplier of equivalent products, our new and existing product shipments could be delayed or reduced, adversely affecting our business and operating results.

OUR LENGTHY SALES CYCLE MAY CAUSE US TO EXPEND SIGNIFICANT RESOURCES FOR AS LONG AS ONE YEAR IN ANTICIPATION OF A SALE, YET WE STILL MAY FAIL TO COMPLETE THE SALE.

        When considering the purchase of a large computerized booking or identification system, a government agency may take as long as a year to evaluate different systems and obtain approval for the purchase. If we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, agencies consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products and before they place an order with us, we may incur substantial selling costs and expend significant management effort to accomplish a sale.

A SIGNIFICANT NUMBER OF OUR CUSTOMERS ARE GOVERNMENT AGENCIES THAT ARE SUBJECT TO UNIQUE POLITICAL AND BUDGETARY CONSTRAINTS AND HAVE SPECIAL CONTRACTING REQUIREMENTS WHICH MAY AFFECT OUR ABILITY TO OBTAIN NEW GOVERNMENT CUSTOMERS.

        A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices.

WE MAY FAIL TO CREATE NEW APPLICATIONS FOR OUR PRODUCTS AND ENTER NEW MARKETS, WHICH MAY AFFECT OUR FUTURE SUCCESS.

        We believe our future success depends in part on our ability to develop and market our technology for applications other than booking systems for the law enforcement market. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted and we cannot guarantee we will succeed in these goals.

WE OCCASIONALLY RELY ON SYSTEMS INTEGRATORS TO MANAGE OUR LARGE PROJECTS, AND IF THESE COMPANIES DO NOT PERFORM ADEQUATELY, WE MAY LOSE BUSINESS.

        We are occasionally a subcontractor to systems integrators who manage large projects that incorporate our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products, or they may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business may suffer.

WE DO NOT HAVE U.S. OR FOREIGN PATENT PROTECTION FOR OUR PRODUCTS, AND A COMPETITOR MAY BE ABLE TO REPLICATE OUR TECHNOLOGY.

        Our business is based in large part on our technology, and our success depends in part on our ability and efforts to protect our intellectual property rights. If we do not adequately protect our intellectual property through copyrights and various trade secret protections afforded to us by law, our business will be seriously harmed. We do not have patent protection for our products.

        We license certain elements of our trademarks, trade dress, copyright and other intellectual property to third parties. We attempt to ensure that our rights in our trade names and the quality of third party uses of our names are maintained by these third parties. However, these third parties may take actions that could significantly impair the value of our intellectual property and our reputation and goodwill.

        In addition, international intellectual property laws differ from country to country. Any foreign rights we have in our technology are limited by what has been afforded to us under the applicable foreign intellectual property laws. Also, under the laws of certain foreign jurisdictions, in order to have recognizable intellectual property rights, we may be required to file applications with various foreign agencies or officials to register our intellectual property. Accordingly, our ability to operate and exploit our technology overseas could be significantly hindered.

WE HAVE ACQUIRED SEVERAL BUSINESSES AND FACE RISKS ASSOCIATED WITH INTEGRATING THESE BUSINESSES AND POTENTIAL FUTURE BUSINESSES THAT WE MAY ACQUIRE.

        We completed the acquisitions of several companies and we plan to continue to review potential acquisition candidates, and our business and our strategy includes building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

        Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilation of the operations, personnel and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate the businesses we may acquire in the future, our business will suffer.

WE OPERATE IN FOREIGN COUNTRIES AND ARE EXPOSED TO RISKS ASSOCIATED WITH FOREIGN POLITICAL, ECONOMIC AND LEGAL ENVIRONMENTS AND WITH FOREIGN CURRENCY EXCHANGE RATES.

        With our acquisition of G & A, we have significant foreign operations and are accordingly exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, remittance abroad and rates and methods of taxation.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Factors that could cause or contribute to such differences include, but are not limited to the items discussed under "Risk Factors" and other sections of this prospectus and the documents we incorporate by reference. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

        Because the "Risk Factors" referred to above, as well as additional factors discussed throughout this prospectus and the documents we incorporate by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELLING SECURITY HOLDERS

Background

March 2003 Financing

        On March 13, 2003, we issued certain subordinated promissory notes (the "Notes") that were convertible into shares of our common stock at a conversion price of $1.90 per share. On November 21, 2003, in order to induce the holders of the Notes to convert the Notes into shares of our common stock, we issued to the holders of the Notes warrants, exercisable on or before November 21, 2008, to acquire an aggregate of 66,876 shares of our common stock at an exercise price of $2.58 per share.

January 2004 Financing

        On January 29, 2004, we entered into a Securities Purchase Agreement with certain of the selling security holders (the "Securities Purchase Agreement"). Under the terms of the Securities Purchase Agreement, we sold, for an aggregate of $6,635,936 in cash proceeds, an aggregate of 1,818,332 shares of our common stock, together with warrants, exercisable on or after July 29, 2004 and on or before July 29, 2009, to purchase an additional aggregate 363,660 shares of our common stock at an exercise price of $5.48 per share (the "2004 Warrants"). In connection with these private placements, we also issued to the placement agents warrants in a form substantially identical to the 2004 Warrants to purchase an additional 199,108 shares of our common stock.

Registration Rights Agreements

        In connection with the transactions described above, we entered into separate registration rights agreements with certain of the selling security holders. The registration rights agreement we entered into in connection with the Securities Purchase Agreement provides that we will prepare and file with the Securities and Exchange Commission a registration statement covering the resale of all of the securities that we sold and issued pursuant to the Securities Purchase Agreement.

Table

        The table below presents information regarding the selling securityholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the listed selling security holders and reflects holdings as of February 9, 2004. The term "selling security holders" includes the security holders listed below and their transferees, pledgees, donees or other successors. The table assumes that the selling security holders will sell all of the shares offered under this prospectus. However, because the selling security holders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Information concerning the selling security holders may change from time to time. Changed information will be presented in a supplement to this prospectus if and when necessary and required.

        The applicable percentages of ownership shown in the table below are based on an aggregate of 11,790,347 shares of our common stock issued and outstanding on March 19, 2004. This number does not include 249,400 shares of Series B Preferred Stock outstanding and entitled to vote.

			Shares Beneficially Owned After Offering
	Shares Held or Acquirable Prior to Offering	Number of Shares Being Offered
Security Holders			Number	Percent
Adams Market Neutral Fund, LP(1)(5)(7)	52,603	52,603	0	0
Adams Select Fund, LP(1)(5)(7)	26,400	26,400	0	0
Adams Technology Fund, LLLP(1)(5)(7)	13,200	13,200	0	0
Alexandra Global Master Fund Ltd.(1)(5)(6)	330,000	330,000	0	0
Chilmark Partners LP(1)(5)(8)	92,191	82,191	10,000	*
Choice Long-Short Fund(1)(5)(7)	49,320	49,320	0	0
Choice Market Neutral Fund(1)(5)(7)	36,164	36,164	0	0
Conestoga Partners, LP(1)(5)(7)	13,200	13,200	0	0
Cranshire Capital, L.P.(1)(5)(9)	82,191	82,191	0	0
Edward & Edna Elbaor Family LP #2(1)(5)	13,200	13,200	0	0
Elliot Associates, L.P.(1)(10)	65,752	65,752	0	0
Elliot International, L.P.(1)(10)	98,630	98,630	0	0
Enable Growth Partners(1)(5)(11)	32,876	32,876	0	0
Glenbrook Capital L.P.(1)(12)	32,876	32,876	0	0
MicroCapital Fund LP(1)(13)	115,068	115,068	0	0
MicroCapital Fund Ltd.(1)(13)	49,314	49,314	0	0
Omicron Master Trust(1)(2)	164,383	164,383	0	0
Palisades Master Fund LP(1)(14)	230,136	230,136	0	0
Porter Partners, L.P.(1)(15)	60,000	60,000	0	0
Portside Growth and Opportunity Fund(1)(3)(5)	32,876	32,876	0	0
Potrero Capital Research(1)(16)	38,076	32,876	5,200	*
SF Capital Partners Ltd.(1)(5)(17)	328,756	328,756	0	0
Spectrum Galaxy Fund Re: CM Market Neutral Fund(1)(5)(7)	42,720	42,720	0	0
TCMP3 Partners(1)(18)	32,880	32,880	0	0
Vulcan Properties(1)(19)	49,314	49,314	0	0
AS Capital Partners, LLC(1)(20)	32,876	32,876	0	0
PAS Stock Purchase Account(1)(21)	32,876	32,876	0	0
Lyons Community Property Trust(1)(22)	49,314	49,314	0	0
Gary Shemano(4)	86,644	86,644	0	0
Mike Jacks(4)	75,239	75,239	0	0
Bill Corbett(4)	21,621	21,621	0	0
Reed Freyermuth(4)	6,225	6,225	0	0
David Baker(4)	2,625	2,625	0	0
Mark Lamb(4)	3,377	3,377	0	0
Scott Cachione(4)	3,377	3,377	0	0
William Boyd(4)	5,573	5,573	0	0
Case Holding Co(4)(23)	5,573	5,573	0	0
Ralph Cranmer(4)	11,146	11,146	0	0
Richard Cranmer(4)	11,146	11,146	0	0
Pricilla King(4)	5,573	5,573	0	0
Julius Nicolai(4)	5,573	5,573	0	0
Stanley Schweiger(4)	5,573	5,573	0	0
Eli & Esther Shapiro(4)	11,146	11,146	0	0
Allan Sorensen(4)	5,573	5,573	0	0

*
less than 1%

(1)
The number of shares being offered consists of outstanding shares of common stock held by the selling security holder and shares of common stock issuable upon exercise of one or more warrants held by the selling security holder.

(2)
Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shares voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G controls Omicron and Winchester.

(3)
The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is CAS & Co., the managing members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of the shares. Messrs. Cohen, Stark, Strauss and Solomon therefore disclaim beneficial ownership of such shares.

(4)
The number of shares being offered consists of shares of our common stock issuable upon exercise of one or more warrants held by the selling security holder.

(5)
The selling security holder is or may be an affiliate of a registered broker-dealer. We have been informed by each selling security holder that such selling security holder acquired the securities offered by this prospectus for its own account in the ordinary course of business, and that, at the time it acquired the securities, it had no agreement or understanding, direct or indirect, with any person to distribute such securities.

(6)
Alexandra Investment Management, LLC, a Delaware limited liability company ("Alexandra"), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company ("Master Fund"). By reason of such relationship, Alexandra may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov ("Filimonov") and Dimitri Sogoloff ("Sogoloff") are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock.

(7)
Patrick Adams, CFA, Managing Member and Portfolio Manager, has voting and investment control of the securities held by the selling security holder.

(8)
Mitchell Peters and David Fried have voting and investment control of the securities held by the selling security holder.

(9)
Mitchell Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole voting and investment control of the securities held by the selling security holder.

(10)
Paul Singer has voting and investment control of the securities held by the selling security holder.

(11)
Mitch Levine has voting and investment control of the securities held by the selling security holder.

(12)
Robert Lishman has voting and investment control of the securities held by the selling security holder.

(13)
Ian P. Ellis has voting and investment control of the securities held by the selling security holder.

(14)
Murray Todd and Leslie Elliott, signing on behalf of Discovery Management Ltd., have voting and investment control of the securities held by the selling security holder.

(15)
Jeffrey H. Porter has voting and investment control of the securities held by the selling security holder.

(16)
Jack R. Ripsteen has voting and investment control of the securities held by the selling security holder.

(17)
Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company ("Staro"), which acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all the shares owned by SF Capital Partners Ltd.

(18)
Steven Slawson and Walter Schenker have voting and investment control of the securities held by the selling security holder.

(19)
Karen B. Cohen has voting and investment control of the securities held by the selling security holder.

(20)
Michael Coughlin has voting and investment control of the securities held by the selling security holder.

(21)
Lonnie M. Garber, President of Personal Asset Strategies, Inc., has voting and investment control of the securities held by the selling security holder.

(22)
Phillip N. Lyons, Trustee, has voting and investment control of the securities held by the selling security holder.

(23)
Michael Reisert has voting and investment control of the securities held by the selling security holder.

PLAN OF DISTRIBUTION

        The Selling Stockholders (the "Selling Stockholders") of the common stock ("Common Stock") of ImageWare Systems, Inc. (the "Company") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

        The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify each of the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each of the Selling Stockholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by each of the Selling Stockholders.

        We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect, The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed each of them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by the Selling Stockholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of shares of our common stock described in this prospectus will be for the accounts of the Selling Stockholders.

LEGAL MATTERS

        The validity of the securities being offered hereby will be passed upon on our behalf by Cooley Godward LLP, 4401 Eastgate Mall, San Diego, CA 92121.

EXPERTS

        The financial statements of ImageWare Systems, Inc. as of December 31, 2002 and for the year ended December 31, 2002 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2003, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of ImageWare Systems, Inc. as of December 31, 2003 and for the year ended December 31, 2003 incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2003, have been so incorporated in reliance on the report of Stonefield Josephson, Inc., independent accountants, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

        Our Amended and Restated Articles of Incorporation eliminate the personal liability of our directors for monetary damages upon breach of fiduciary duties as a director except:

  •
  acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  •
  acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

  •
  any transaction from which a director derived an improper personal benefit;

  •
  acts or omissions that show a reckless disregard for the director's duty in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

  •
  an unexcused pattern of inattention that amounts to an abdication of the director's duty;

  •
  unlawful dividends or distributions; and

  •
  for unlawful interested director transactions.

        Article VI of our Bylaws permits us to indemnify any of our directors, officers and other agents who are a party, or are threatened to be made a party, to any proceeding by reason of his or her status as our agent. In such a case, we may indemnify the agent against expense, liability and loss actually and reasonably incurred by the agent in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

        If such a proceeding is brought by or on behalf of the corporation in the form of a derivative suit, the agent may be indemnified against expenses actually and reasonably incurred if the agent acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with reasonable care. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the corporation unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Where an agent is successful in any such proceeding, the agent is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless by court order), indemnification is made by the corporation upon determination by it that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. We may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the agent is not eligible for indemnification.

        Our Bylaws also provide that we may purchase and maintain liability insurance on behalf of any of our directors, officers, employees and agents. As of the date of this prospectus, we do maintain such policies of insurance.

        We have entered into indemnification agreements with each of our directors and officers, a form of which is incorporated by reference to this Registration Statement of which this prospectus is a part. We intend to enter into indemnification agreement with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

        Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the provisions referenced in this prospectus or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$1,349
Accounting fees and expenses	$15,000
Legal fees and expenses	$25,000
Printing and related expenses	$2,000
Transfer agent fees and expenses	$0
Miscellaneous expenses	$5,000

TOTAL	$48,349

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

        Our Amended and Restated Articles of Incorporation eliminate the personal liability of our directors for monetary damages upon breach of fiduciary duties as a director except:

  •
  acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  •
  acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

  •
  any transaction from which a director derived an improper personal benefit;

  •
  acts or omissions that show a reckless disregard for the director's duty in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

  •
  an unexcused pattern of inattention that amounts to an abdication of the director's duty;

  •
  unlawful dividends or distributions; and

  •
  for unlawful interested director transactions.

        Article VI of our Bylaws permits us to indemnify any of our directors, officers and other agents who are a party, or are threatened to be made a party, to any proceeding by reason of his or her status as our agent. In such a case, we may indemnify the agent against expense, liability and loss actually and reasonably incurred by the agent in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

        If such a proceeding is brought by or on behalf of the corporation in the form of a derivative suit, the agent may be indemnified against expenses actually and reasonably incurred if the agent acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with reasonable care. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the corporation unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Where an agent is successful in any such proceeding, the agent is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless by court order), indemnification is made by the corporation upon determination by it that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. We may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the agent is not eligible for indemnification.

        Our Bylaws also provide that we may purchase and maintain liability insurance on behalf of any of our directors, officers, employees and agents. As of the date of this registration statement, we do maintain such policies of insurance.

        We have entered into indemnification agreements with each of our directors and officers, a form of which is incorporated by reference into this Registration Statement. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

ITEM 16. EXHIBITS

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Bylaws(1)
4.1	Form of Common Stock Certificate(1)
5.1	Legal Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Stonefield Josephson, Inc., independent accountants
23.3	Consent of Cooley Godward LLP (reference is made to Exhibit 5.1)
24.1	Power of Attorney(2)

(1)
Incorporated by reference to the Registration Statement on Form SB-2, as filed with the Commission on December 20, 1999 (No. 333-93131), as amended.

(2)
Previously filed with the signature page to this Registration Statement.

ITEM 17.    UNDERTAKINGS.

        A.    The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  To include any additional or changed material information with respect to the plan of distribution;

    provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on May 20, 2004.

IMAGEWARE SYSTEMS, INC.
BY:	/s/ WAYNE WETHERELL Wayne Wetherell Senior Vice President, Administration and Chief Financial Officer

        In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date	Signature	Title

May 20, 2004	* S. James Miller, Jr.	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors
May 20, 2004	/s/ WAYNE WETHERELL Wayne Wetherell	Senior Vice President, Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
May 20, 2004	* John Callan	Director
May 20, 2004	* Patrick J. Downs	Director
May 20, 2004	* John L. Holleran	Director
May 20, 2004	* Yukuo Takenaka	Director
May 20, 2004	* David Loesch	Director
*By:	/s/ WAYNE WETHERELL Wayne Wetherell Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Bylaws(1)
4.1	Form of Common Stock Certificate(1)
5.1	Legal Opinion of Cooley Godward LLP
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of Stonefield Josephson, Inc., independent accountants
23.3	Consent of Cooley Godward LLP (reference is made to Exhibit 5.1)
24.1	Power of Attorney(2)

(1)
Incorporated by reference to the Registration Statement on Form SB-2, as filed with the Commission on December 20, 1999 (No. 333-93131), as amended.

(2)
Previously filed with the signature page to this Registration Statement.

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Table of Contents
WHERE YOU CAN GET MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
IMAGEWARE SYSTEMS, INC.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
LEGAL MATTERS
EXPERTS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 16. EXHIBITS
ITEM 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX